                                                                    EXHIBIT 99.1


FOR MORE INFORMATION, CONTACT:
Alaska Communications Systems Group, Inc.          the blueshirt group
Kevin P. Hemenway                                  Chris Danne, Brinlea Johnson
Chief Financial Officer                            (415) 217-7722
(907) 297-3000                                     chris@blueshirtgroup.com
www.acsalaska.com                                  brinlea@blueshirtgroup.com


           ALASKA COMMUNICATIONS SYSTEMS REPORTS THIRD QUARTER RESULTS

    LOCAL TELEPHONE, WIRELESS, INTERNET AND LONG DISTANCE GROW YEAR-OVER-YEAR

   COMPANY TAKES CHARGES RELATED TO CONTRACT TERMINATION AND ASSET IMPAIRMENT


ANCHORAGE, Alaska -- Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) today reported financial results for the third quarter ended September 30, 2003.

Revenues for the third quarter of 2003 increased on a year-over-year basis to $78.2 million, when compared to revenues of $75.1 million from the same period last year, excluding directory revenues. The net loss for the quarter was $75.6 million or $2.54 per share for the third quarter of 2003, compared to net loss of $7.0 million, or $0.22 per share for the same period in 2002.

During the third quarter, ACS recorded charges totaling $83.4 million, of which $73.5 million were non-cash, and recorded a gain of $15.9 million. Excluding these factors, operating income for the third quarter would have been $3.9 million and EBITDA would have been $26.6 million. This compares to operating income of $1.0 million and EBITDA of $25.8 million for the third quarter of 2002 after adjusting for $8.4 million of revenue and $3.4 million of expense associated with the directories business.

"During the quarter, we took a number of charges related to the termination of the State of Alaska contract and evaluating the carrying value of our asset base for impairment," commented Liane Pelletier, President and CEO of ACS. "These charges mask important signs of progress at ACS. Each of our four business units
- local telephone, cellular, Internet and long distance - showed revenue growth over normalized revenues for the prior year period. Wireless continued to be a very strong contributor, with record revenues, MOU and EBITDA, and we will soon be rolling out our CDMA 1X and EVDO product offering that will revolutionize wireless telecommunications in Alaska. We also had an excellent quarter in DSL, adding approximately 1,500 customers and we began to sell a satellite entertainment product very price competitive with the local cable monopoly including all the local channels Alaskans love to watch. Finally, our July and August bundling campaign had its intended consequence of improving our competitive position among local service customers."

"Moving forward, we will focus on better serving our customers by providing a one-stop shop for all of their telecommunications needs," added Ms. Pelletier. "To accomplish this, we will move to a customer-centric business model and we will work to earn their loyalty with each interaction. We believe the many systemic changes associated with this one-stop shop strategy will position ACS as Alaska's premier telecommunications company."

"In August, we completed the sale of the remaining interest in the directory business, which resulted in a gain of $15.9 million and raised net proceeds of $17.3 million. We also refinanced our indebtedness providing additional balance sheet cash and extending our first significant debt maturities from 2006 to 2009," commented Kevin P. Hemenway, Senior Vice President and CFO of ACS. "These changes solidified our capital structure and have allowed us to enter the fourth quarter with $121.2 million in cash, representing a $56.6 million increase from the prior quarter, and with an available $50 million line of credit. Under the leadership of Liane Pelletier, our strong balance sheet position will enable us to make continued strategic investment in the Company's growth initiatives."

RECENT HIGHLIGHTS

   - On September 15, 2003, ACS announced the appointment of Liane Pelletier as CEO and President and the retirement of Charles E. Robinson as CEO. Ms. Pelletier, who joined ACS and its Board of Directors on

      October 6, joins ACS after spending 17 years at Sprint Corporation, most recently as Chief Integration Officer and a member of the Executive Management Committee.

   - On September 2, 2003, ACS announced the sale of substantially all of its remaining interest in its former directories business. ACS now owns only a 0.10% interest in ACS Media, LLC, but will continue its close relationship with the leading directory in Alaska through a number of long-term contracts.

   - On August 26, 2003, the Company announced that it has completed the issuance of $182 million aggregate principal amount of 9 7/8% senior unsecured notes due 2011 and entered into a new bank credit facility of $250 million, including an undrawn $50 million revolving line of credit. The proceeds of the debt issuance were used to retire $320.7 million of old bank debt and to provide cash working capital for other corporate purposes.

   - On August 12, 2003, ACS announced an agreement with EchoStar Satellite Corporation, a subsidiary of EchoStar Communications Corporation (NASDAQ:
      DISH), to sell and market EchoStar's DISH Network service in Alaska.


   OPERATIONAL SUMMARY

   - Local telephone revenues for the third quarter were up $446,000 year-over-year.

      o Access lines ended at 315,988, which is a sequential decrease of 0.7% or 2,240 lines. In line with LECs in the lower 48, ACS access line declines result from displacement by broadband and wireless and the continuing impact of a sluggish economy. During the quarter, the company's service bundles aimed at winning back local telephone customers significantly slowed the rate of competitive line loss: 620 for the third quarter versus 1,909 for the second quarter of 2003.

      o Local network service revenues were down $164,000 compared to the prior year period.

      o  Access revenues were essentially flat with the prior year period.

      o Deregulated and other revenues were up $0.7 million from last year as both rents and billing and collection revenues increased.

   - Cellular revenues grew by 6% from the prior year period as the Company added over 2,400 subscribers. Average Revenue per Unit, or ARPU, improved by $1.52 to $50.30 and MOU (Minutes of Use) increased by 15.4% over the same period last year.

   - Internet revenues were up significantly on a year-over-year basis. This reflects the Company's successful DSL campaigns - ACS ended the quarter with 16,294 DSL subscribers, an increase of almost 1,500 subscribers on a sequential basis. Additionally, the quarter's Internet revenues included $3.9 million from the State of Alaska. This contract is winding down during the fourth quarter, which will result in declining revenues and costs. The Company expects overall profitability to be improved as a result.

   - Long distance revenues were up 3.7% compared to the prior year period. ACS also reported a change in the accounting for its fiber capacity usage between segments, resulting in a reclassification that reduced revenue and expense by approximately $0.8 million in both the current and prior year quarters.

   - Operating expenses for the quarter, before depreciation and amortization and the gain on disposal of assets, grew by $1.6 million on a sequential basis. The quarter included $3.2 million related to executive retirement and recruiting and prior years federal universal service charges.


   CHARGES, GAINS AND OUT-OF-PERIOD SETTLEMENTS

   - During the third quarter, ACS recorded charges totaling $83.4 million and recorded a gain of $15.9 million. Of the $83.4 million in charges, $73.5 million were non-cash. These charges and the gain consisted of:

      o a $12.4 million charge related to the termination of the Company's contract with the State of Alaska;

      o  $42.2 million in asset impairment charges under FAS 144;

      o a $3.2 million charge related to executive retirement and recruiting and prior years federal universal service charges;

      o a non-operating $15.9 million charge related to a loan made to Neptune Communications, and;

      o a $9.7 million charge to interest expense for unamortized debt issue costs as a result of refinancing completed during the quarter;

      o and a gain of $15.9 million during the quarter resulting from the sale of substantially all of the remaining interest in ACS Media, LLC on August 29, 2003.


ACS will host a conference call at 5:00 P.M. Eastern time today to discuss its third quarter results. The access dial-in number for the call is 800-218-0713 for domestic callers or 303-205-0033 for international callers. In order to ensure participation by phone, please dial-in 10 minutes prior to the scheduled start time. The Webcast will be available live from the Company's Investor website at www.alsk.com. An audio replay of the call will also be available two hours after the call for a period of 48 hours by dialing 800-405-2236 and entering the passcode 544224.


ABOUT ALASKA COMMUNICATIONS SYSTEMS - ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 316,000 access lines, 84,000 cellular customers, 43,500 long distance customers and 45,000 Internet customers throughout the State. More information can be found on the Company's website at http://www.alsk.com.

In addition to historical information, this release includes forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of Alaska Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: rapid technological developments and changes in the telecommunications industries; ongoing deregulation in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation; regulatory limitations on the Company's ability to change its pricing for communications services; the possible future unavailability of SFAS No. 71 to the Company's wireline subsidiaries; and possible changes in the demand for the Company's products and services. In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) changes in general industry and market conditions and growth rates; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States of America; and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support the Company's future business. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The information contained in this release is as of October 30, 2003. The Company undertakes no obligation to update or revise any of this information whether as a result of new information, future events or developments, or otherwise.

                                                                      SCHEDULE 1

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
           CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE AND NINE
                    MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,                  SEPTEMBER 30,
                                                                             ------------------------      ------------------------
                                                                               2003           2002           2003           2002
                                                                             ---------      ---------      ---------      ---------
Operating revenues:
      Local telephone                                                        $  53,261      $  52,815      $ 162,472      $ 172,128
      Wireless                                                                  12,591         11,903         34,868         32,420
      Directory                                                                     --          8,360         11,631         25,382
      Internet                                                                   8,223          6,422         24,416         14,815
      Interexchange                                                              4,147          3,998         12,623         11,991
                                                                             ---------      ---------      ---------      ---------
          Total operating revenues                                              78,222         83,498        246,010        256,736

Operating expenses:
      Local telephone                                                           30,160         27,968         84,267         88,221
      Wireless                                                                   7,545          7,441         21,796         21,329
      Directory                                                                     --          3,408          5,249         10,366
      Internet                                                                  11,730          8,756         35,829         21,904
      Interexchange                                                              6,056          5,723         17,886         17,494
      Depreciation and amortization                                             22,044         22,458         66,735         61,690
      Contract termination and asset impairment charges                         54,539             --         54,539             --
      Loss (gain) on disposal of assets, net                                   (15,968)         1,835       (112,507)         2,108
                                                                             ---------      ---------      ---------      ---------
          Total operating expenses                                             116,106         77,589        173,794        223,112

Operating income (loss)                                                        (37,884)         5,909         72,216         33,624

Other income and expense:
      Interest expense                                                         (22,586)       (13,396)       (51,478)       (38,402)
      Interest income and other                                                (15,100)           578        (10,121)         1,626
                                                                             ---------      ---------      ---------      ---------
          Total other income (expense)                                         (37,686)       (12,818)       (61,599)       (36,776)
                                                                             ---------      ---------      ---------      ---------

Income (loss) before income taxes                                              (75,570)        (6,909)        10,617         (3,152)

Income taxes                                                                        --             --             --             --
                                                                             ---------      ---------      ---------      ---------

Income (loss) from continuing operations                                       (75,570)        (6,909)        10,617         (3,152)
Loss from discontinued operations                                                   --           (136)           (52)        (7,523)
                                                                             ---------      ---------      ---------      ---------
Income (loss) before cumulative effect of change in accounting principle       (75,570)        (7,045)        10,565        (10,675)
Cumulative effect of change in accounting principle, net of tax                     --             --             --       (105,350)
                                                                             ---------      ---------      ---------      ---------

Net income (loss)                                                            $ (75,570)     $  (7,045)     $  10,565      $(116,025)
                                                                             =========      =========      =========      =========

Income (loss) per share - basic and diluted:
      Income (loss) from continuing operations                               $   (2.54)     $   (0.22)     $    0.35      $   (0.10)
      Loss from discontinued operations                                             --          (0.00)         (0.00)         (0.24)
      Cumulative effect of change in accounting principle, net of tax               --             --             --          (3.32)
                                                                             ---------      ---------      ---------      ---------
      Net income (loss)                                                      $   (2.54)     $   (0.22)     $    0.35      $   (3.66)
                                                                             =========      =========      =========      =========

Weighted average shares outstanding:
      Basic                                                                     29,786         31,653         30,165         31,721
                                                                             =========      =========      =========      =========
      Diluted                                                                   29,786         31,653         30,165         31,735
                                                                             =========      =========      =========      =========

EBITDA from continuing operations                                            $  16,694      $  30,780      $  75,821      $  99,048
                                                                             =========      =========      =========      =========

Note: Certain reclassifications have been made to the 2002 data to conform with the current presentation.

                                                                      SCHEDULE 2

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                    SEPTEMBER 30,    DECEMBER 31,
                                   ASSETS                                                2003            2002
                                                                                     -----------      -----------
Current assets:
     Cash and cash equivalents                                                       $   121,160      $    18,565
     Restricted cash                                                                         555            3,440
     Accounts receivable-trade, net of allowance of $6,255 and $6,075                     39,470           48,820
     Materials and supplies                                                               10,327           11,203
     Prepayments and other current assets                                                  6,266            6,172
     Assets held for sale                                                                     --              261
                                                                                     -----------      -----------
        Total current assets                                                             177,778           88,461

Investments                                                                                   10               --

Property, plant and equipment                                                          1,055,802        1,090,365
Less:  Accumulated depreciation and amortization                                         671,447          625,276
                                                                                     -----------      -----------
     Property, plant and equipment, net                                                  384,355          465,089

Goodwill                                                                                  38,403           77,225
Intangible Assets                                                                         22,561           23,269
Debt issuance costs, net of amortization of $32,218 and $16,365                           19,676           21,529
Deferred charges and other assets                                                          8,463           26,047
                                                                                     -----------      -----------
Total assets                                                                         $   651,246      $   701,620
                                                                                     ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term obligations                                        $     2,020      $     5,649
     Accounts payable-affiliate                                                              898            1,319
     Accounts payable, accrued and other current liabilities                              49,331           49,796
     Advance billings and customer deposits                                                8,871            9,804
                                                                                     -----------      -----------
        Total current liabilities                                                         61,120           66,568

Long-term obligations, net of current portion                                            549,039          602,114
Other deferred credits and long-term liabilities                                          28,312           32,930
Commitments and contingencies                                                                 --               --

Stockholders' equity:
     Preferred stock, no par, 5,000 authorized, no shares issued and outstanding              --               --
     Common stock, $.01 par value; 145,000 shares authorized, 33,568 and
         33,481 shares issued and 29,441 and 30,745 outstanding, respectively                336              334
     Treasury stock, 4,126 and 2,737 shares, respectively, at cost                       (16,378)         (12,082)
     Paid in capital in excess of par value                                              277,945          277,810
     Accumulated deficit                                                                (236,603)        (247,168)
     Accumulated other comprehensive loss                                                (12,525)         (18,886)
                                                                                     -----------      -----------
        Total stockholders' equity                                                        12,775                8
                                                                                     -----------      -----------
Total liabilities and stockholders' equity                                           $   651,246      $   701,620
                                                                                     ===========      ===========

                                                                      SCHEDULE 3

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      SCHEDULE OF LOCAL TELEPHONE REVENUES
                            (UNAUDITED, IN THOUSANDS)


                                             THREE MONTHS ENDED         NINE MONTHS ENDED
                                                September 30,            September 30,
                                              2003         2002         2003         2002
                                            --------     --------     --------     --------
Local telephone revenues:
      Local network service                 $ 24,022     $ 24,186     $ 73,370     $ 74,870
      Network access revenue                  23,750       23,862       73,951       83,827
      Deregulated and other                    5,489        4,767       15,151       13,431
                                            --------     --------     --------     --------

               Local telephone revenues     $ 53,261     $ 52,815     $162,472     $172,128
                                            ========     ========     ========     ========


Notes: During the second quarter of 2002, the Company recognized as revenue $11,066 of previously deferred interstate access revenues related to a dispute on interstate access rates for the Anchorage market based on a favorable ruling by the District of Columbia Court of Appeals.

                                                                      SCHEDULE 4

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                         SCHEDULE OF EBITDA CALCULATION
                            (UNAUDITED, IN THOUSANDS)




                                                          THREE MONTHS ENDED         NINE MONTHS ENDED
                                                             September 30,             September 30,
                                                        ----------------------      ----------------------
                                                          2003          2002          2003          2002
                                                        --------      --------      --------      --------

Income (loss) from continuing operations                $(75,570)     $ (6,909)     $ 10,617      $ (3,152)
      Add (subtract):
           Interest expense                               22,586        13,396        51,478        38,402
           Income taxes                                       --            --            --            --
           Depreciation and amortization                  22,044        22,458        66,735        61,690
           Gain on foreign exchange                         (157)           --        (4,261)           --
           Loss (gain) on disposal of assets
             and asset impairment charges, net            47,791         1,835       (48,748)        2,108
                                                        --------      --------      --------      --------

EBITDA from continuing operations                       $ 16,694      $ 30,780      $ 75,821      $ 99,048
                                                        ========      ========      ========      ========

Notes: EBITDA is presented as an additional means of evaluating the Company's ability to satisfy rating agency and creditor requirements. The Company incurs significant non-cash charges, including depreciation and amortization, related to the capital assets utilized in its operations. EBITDA is a central measure used in the Company's compliance with debt covenants related to its senior credit facility. EBITDA as defined by the senior credit facility's credit agreement is net income before interest expense, provisions for taxes, depreciation expense, amortization expense, other noncash charges, and unusual gains. The credit agreement also calls for excluding the EBITDA of any business disposed of during the period. Using this information along with income from continuing operations provides for a more complete analysis of results of operations. Income from continuing operations is the most directly comparable GAAP measure.

                                                                      SCHEDULE 5

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                            KEY OPERATING STATISTICS


                                                                    AS OF SEPTEMBER 30,
                                                                    2003         2002
                                                                   -------      -------
Local telephone:
      Retail access lines                                          224,744      241,583
      Wholesale access lines                                        18,795       25,074
      UNE loop lines                                                67,542       60,504
      UNE platform lines                                             4,907           --
                                                                   -------      -------
      Total local telephone access lines                           315,988      327,161
                                                                   =======      =======

      Average local telephone access lines for the quarter         317,108      328,037
      Average local telephone revenue per line for the quarter     $ 55.99      $ 53.67
      Quarterly growth rate in local telephone access lines           -0.7%        -0.5%


Wireless
      Covered population                                           478,413      471,863

      Ending subscribers                                            83,993       81,559
      Average subscribers for the quarter                           83,444       81,334
      Quarterly growth rate                                            1.3%         0.6%

      Activations for the quarter                                    6,010        5,730
      Deactivations for the quarter                                  4,911        5,280

      Penetration                                                     17.6%        17.3%
      Quarterly Minutes of use (000's)                              64,033       55,471

      Average revenue per subscriber for the quarter               $ 50.30      $ 48.78

Long Distance:
      Long distance subscribers                                     43,499       67,230
      Quarterly Minutes of use (000's)                              38,954       38,704
      Average subscribers for the quarter                           43,894       66,094
      Average monthly revenue per subscriber for the quarter       $ 31.49      $ 20.16

Internet:
      DSL subscribers                                               16,294       11,045
      Dial-Up and other service subscribers                         29,057       35,614
                                                                   -------      -------
      Total Internet subscribers                                    45,351       46,659
                                                                   =======      =======

      Average subscribers for the quarter                           44,978       47,250
      Average revenue per subscriber for the quarter               $ 30.16      $ 25.13

      Enterprise private network lines (State of Alaska)            20,188       11,747
                                                                   =======      =======